Exhibit 99.1

Soluna Agrees to Form Strategic Partnership with Applied Digital to Develop Wind-Powered AI Data Center in Texas

Facility to be powered by Briscoe Wind Farm; ChronoScale signs letter of intent for triple-net lease

ALBANY, N.Y., October 21, 2026 —Soluna Holdings, Inc. (Nasdaq: SLNH) (“Soluna”), a developer of green data centers for intensive computing applications including artificial intelligence (“AI”), today announced that it has entered into a definitive agreement (the “Transaction Agreement”) to form a jointly owned company (the “Project Company”) with Applied Digital Corporation (NASDAQ: APLD) (“Applied”) to develop a planned 50 MW critical IT data center for AI and HPC (the “Project”) at Project Dorothy 3, Soluna’s development site near Silverton (Briscoe County) Texas and the Briscoe Wind Farm (“Briscoe Wind”).

Under the Transaction Agreement, Soluna is expected to contribute a portion of the Dorothy 3 site, including land and power-related project assets, to the Project Company, and Applied is expected to provide capital to support the development of the Project. Following the closing of the transactions contemplated by the Transaction Agreement, Applied is expected to hold a 51% interest in the Project Company, and Soluna is expected to hold the remaining 49% interest.

The closing of the transactions contemplated by the Transaction Agreement is subject to the satisfaction of certain conditions precedent, including the approval of a tax abatement for the Project in Briscoe County, Texas, receipt of title policies, obtaining certain corporate approvals, successful negotiation and execution of the operating agreement for the Project Company, definitive leases, power agreements and other definitive agreements, and other customary conditions. The transactions are expected to close by the end of the calendar year.

“We have said for a long time that the constraint in AI is energy access, not chips,” said John Belizaire, CEO of Soluna. “We built Soluna to bring load to the generation, so the power would be ready when the demand arrived. Partnering with Applied at Dorothy 3 puts that strategy to work: our site and wind power, combined with a proven builder and operator of AI data centers. We look forward to completing the remaining steps, including the tax abatement process in Briscoe County, and to bringing this project forward with the local community.”

Project Dorothy 3

Dorothy 3 is a planned AI data center co-located with Briscoe Wind, a 150 MW wind farm in Briscoe County, Texas, near Soluna’s Dorothy 1 and Dorothy 2 projects. Subject to definitive documentation, Phase 1 of Dorothy 3 (50 MW Critical IT) is expected to draw power from both Briscoe Wind and the grid.

ChronoScale Letter of Intent

ChronoScale Holdings Corporation (Nasdaq: CHRN), an accelerated compute platform purpose-built to support demanding AI workloads and a publicly-traded company majority-owned by Applied (“ChronoScale”), has signed a non-binding letter of intent to lease the planned facility. The lease remains subject to the negotiation and execution of definitive documentation, and there can be no assurance that a definitive lease will be entered into on the terms contemplated by the letter of intent, or at all.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding Soluna’s current views and assumptions with respect to future events regarding their respective businesses, including the ability to complete the closing of the transactions contemplated by the Transaction Agreement on the proposed terms and schedule, and the satisfaction of the conditions precedent to the closing of the transactions contemplated by the Transaction Agreement, including approval of a tax abatement; the formation of the Project Company and the negotiation of its operating agreement; receiving a leasehold title policy; obtaining certain corporate approvals of Soluna, Applied and Chronoscale; the negotiation and execution of a definitive lease with ChronoScale and definitive power supply agreements; the development, financing, construction, energization, and operation of the Project; whether the development of the Project may be more difficult, time-consuming or costly than expected, whether the expected benefits of the Project will occur, and Soluna’s development pipeline. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Soluna may also make written or oral forward-looking statements in its periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”), in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including but not limited to, Soluna’s ability to complete construction of its data center campuses as planned; changes to AI and HPC infrastructure needs and their impact on future plans; costs related to the HPC operations and strategy; Soluna’s ability to timely deliver any services required in connection with completion of installation under lease agreements; Soluna’s ability to raise additional capital to fund the ongoing datacenter construction and operations; Soluna’s dependence on principal customers; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; maintenance of third party relationships; and conditions in the debt and equity capital markets. Further information regarding such risks and uncertainties is included in Soluna’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information provided in this press release is as of the date of the press release, and Soluna undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support HPC applications, including Bitcoin mining, generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS™ helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns.

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Contacts

Public Relations

West of Fairfax for Soluna

Soluna@westof.co